FIFTH AMENDMENT TO CREDIT AGREEMENT

      THIS FIFTH AMENDMENT (this "Amendment") dated as of April 10, 1995, amends and modifies that certain Credit Agreement, dated as of October 1, 1990, as amended pursuant to Amendments dated as of June 12, 1992, December 31, 1992, November 8, 1993 and February 8, 1994 (as so amended, the "Credit Agreement"), between GRACO INC., a Minnesota corporation (the "Company") and FIRST NATIONAL ASSOCIATION (the "Bank"). Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

      FOR VALUE RECEIVED, the Company and the Bank agree that the Credit Agreement is amended as follows.

          ARTICLE I - AMENDMENTS TO THE CREDIT AGREEMENT

          1.1  Defined Terms.  Section 1.01 is amended as follows:

          (a) The definition of "Applicable Margin" is amended by deleting column (d) from the chart in such Section (which had provided an Applicable Margin for Federal Funds Rate Loans).

          (b) The definitions of "Federal Funds Rate", and "Federal Funds Rate Loan" are deleted. Any further reference to Federal Funds Rate and Federal Funds Rate Loans not otherwise expressly amended herein shall be deemed to refer to the Daily Rate and Daily Rate Loans.

          (c) Definitions of "Daily Rate" and "Daily Rate Loans" are added and shall read as follows:

                "Daily Rate": For any day upon which a Daily Rate Loan is outstanding, a rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula, which rate shall continue in effect until the next succeeding Business Day:

                              (    LIBO Rate      )
               Daily Rate   = (-------------------)  plus 0.20%
                              (1.00-Eurocurrency Reserve )
                                        Percentage

          In such formula, (I) "Eurocurrency Reserve Percentage" means the percentage (expressed as a decimal) for such day prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining reserve requirements applicable to "Eurocurrency liabilities" pursuant to Regulation D or any other applicable regulation of the Board of Governors which prescribes such reserve requirements, and (ii) "LIBO Rate" means the offered rate for deposits in United State Dollars (rounded upwards, if necessary, to the nearest 1/16 of 1%), for delivery of such deposits two eurodollar business days after such day, for an interest period of one month, which appears on the Reuters Screen LIBO Page as of the time selected by the Bank on such day. If at least two rates appear on the Reuters Screen LIBO Page, the rate shall be the arithmetic mean of such rates (rounded as provided above). If fewer than two rates appear, the rate may be determined by the Bank based on other services selected for such purpose by the Bank or based on rates offered to the Bank for United States Dollar deposits in the interbank eurodollar market. "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO Page on that service for the purpose of displaying London interbank offered rates of major banks for United States Dollar deposits).

          "`Daily Rate Loans':  Loans bearing interest at the Daily
          Rate."

          (d) The definition of "Interest Payment Date" is amended by amending subparagraph (c) thereof to read as follows:

               "and (c) Daily Rate Loans, the next Business Day."

          (e) The definition of "Permitted Interest Rate" is amended by amending subparagraph (iv) thereof to read as follows:

               "and (iv) Daily Rate "

          1.2 Revolving Credit Commitment. Section 2.01(a) is amended by deleting "$15,000,000" and inserting in place thereof "$25,000,000".

          1.3   Interest.   Section  2.03 is  amended  by  amending
subsection (d) to read as follows:

                     "(d) During such period as any such Loan is a Daily Rate Loan, a rate equal to the Daily Rate from time to time in effect."

          1.4 Note. A promissory note substantially in the form of Exhibit AA to this Amendment shall be executed and delivered by the Borrower and shall be and constitute the "Graco Revolving Credit Note", and one of the "Revolving
     Credit Notes" and "Notes" for purposes of all references thereto in the Credit Agreement.

          1.5 Construction. All references in the Credit Agreement to "this Agreement", "herein" and similar references shall be deemed to refer to the Credit Agreement as amended by this Amendment.

            ARTICLE II - REPRESENTATIONS AND WARRANTIES

                To induce the Bank to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Company hereby warrants and represents to the Bank that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

                ARTICLE III - CONDITIONS PRECEDENT

                This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

          3.1 Warranties. Before and after giving effect to this Amendment, the representations and warranties in Section 6 of the Credit Agreement shall be true and correct as though made on the date hereof, except for changes that are permitted by the terms of the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has compiled with the foregoing condition.

          3.2 Defaults. Before and after giving effect to this Amendment, no Event of Default and no Unmatured Event of Default shall have occurred and be continuing under the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

          3.3 Documents. The following shall have been delivered to the Bank, each duly executed and dated, or certified, as of the date hereof, as the case may be:

          (a) Note. The Note in the form of Exhibit AA to this Amendment.

          (b) Resolutions. Certified copies of resolutions of the Board of Directors of the Borrower authorizing or ratifying the execution, delivery and performance, respectively, of this Amendment, the Note and other documents provided for in this Amendment, together with an incumbency certificate of officers executing this Amendment and the Note:

                       ARTICLE IV - GENERAL

          4.1 Expenses. The Company agrees to reimburse the Bank upon demand for all reasonable expenses, including reasonable fees of attorneys (who may be employees of the Bank) and legal expenses incurred by the Bank in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith, and in enforcing the obligations of the Company hereunder, and to pay and save the Bank harmless from all liability for, any taxes which may be payable with respect to the execution or delivery of this Amendment or the issuance of the Note hereunder, which obligations of the Company shall survive any termination of the Credit Agreement.

          4.2 Counterparts. This amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

          4.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

          4.4 Law. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder.

          4.5 Successors; Enforceability. The Amendment shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Company and the Bank and the successors and assigns of the Bank. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed at Minneapolis, Minnesota by their respective officers thereunto duly authorized as of the date first written above.


                                   GRACO INC.


                                   By: /s/David M. Lowe

                                   Title: Treasurer


                                   FIRST BANK NATIONAL ASSOCIATION


                                   By: Marc Meirovitz

                                   Title: Commercial Banking Officer



                            EXHIBIT AA
                          PROMISSORY NOTE
                      (Revolving Credit Note)

$25,000,000                                       April 10, 1995
                                          Minneapolis, Minnesota

      FOR VALUE RECEIVED, GRACO INC., a Minnesota corporation, hereby promises to pay to the order of FIRST BANK NATIONAL ASSOCIATION (the "Bank") at its main office at 601 2nd Avenue South, Minneapolis, Minnesota 55402, the lessor of the principal amount of TWENTY FIVE MILLION DOLLARS ($25,000,000) or the aggregate unpaid principal amount of all Loans made to the undersigned by the Bank under the Revolving Credit Commitment (as such term and each other capitalized term used herein is defined in the Credit Agreement hereinafter referred to), together with interest (computed on the basis of the actual number of days elapsed and a year of 360 days) on any and all unpaid principal amounts from time to time outstanding hereunder in the currency and at the times and interest rates provided for in the Credit Agreement.

     The Bank is hereby authorized by the undersigned to endorse on the schedule attached to this note the amount and type of, and the duration of each Interest Period (if applicable) for, each Loan made to the undersigned by the Bank under the Revolving Credit Commitment, the date such Loan is made or continued or converted from a Loan of another type, and the amount of each payment or prepayment of principal of such Loan received by the Bank, provided that any failure by the Bank to make any such endorsement shall not affect the obligations of the undersigned hereunder or under the Credit Agreement in respect of such Loans.

     This note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of , the Credit Agreement dated as of October 1, 1990 between the undersigned and the Bank (as the same has been, and may hereafter be, amended, modified, supplemented or restated from time to time, the "Credit Agreement"). This note is subject to certain permissive and mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in the Credit Agreement. This note continues and evidences principal indebtedness outstanding under that certain Promissory Note (Revolving Credit Note) dated October 1, 1990, by the undersigned to the order of the Bank in the original principal amount of $15,000,000 ("Existing Note"), provided that any principal of or interest on and other obligations under the Existing Note accrued prior to the date of this note but remaining unpaid on the date of this note shall not be deemed discharged and shall be due and payable in advance with the terms of this note and the Credit Agreement.

      This note shall be construed in accordance with the internal law, and law of conflicts, of the State of Minnesota. In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees.



                                   GRACO INC.


                                   By: /s/ David M. Lowe

                                   Title: Treasurer